Exhibit 99.3

EVERTEC ANNOUNCES APPOINTMENT OF EDUARDO CAMARGO AS CHIEF INFORMATION OFFICER

SAN JUAN, PUERTO RICO – November 6, 2013 – EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced the appointment of Eduardo Camargo as Executive Vice President and Chief Information Officer. Mr. Eduardo Camargo will be responsible for managing EVERTEC’s information technology organization and infrastructure. Mr. Camargo will report to Peter Harrington, EVERTEC’s President and Chief Executive Officer.

Mr. Camargo’s career spans over 30 years in the Latin American financial services and payments industry. Mr. Camargo joins EVERTEC from Bank of America Merrill Lynch Brazil where he served as Chief Information Officer and Chief Technology Officer for the last two years. Prior to that, Mr. Camargo served as Deputy Head of Information Technology for HSBC Brazil from 2008 to 2011 and has also held executive management positions with Fidelity National Information Services, Inc. (NYSE: FIS) and Banco Barclays.

“Eduardo brings over 30 years of information technology planning, implementation and management experience in the Latin American financial services and payments industry to EVERTEC. He will be a tremendous asset to EVERTEC as we continue to strategically penetrate new and existing markets and expand the breadth and depth of products and services we provide to our valued customers,” said Peter Harrington, EVERTEC’s President and Chief Executive Officer. “On behalf of the entire EVERTEC organization, I would like to welcome Eduardo to the team.”

About EVERTEC

EVERTEC is the leading full-service transaction processing business in Latin America and the Caribbean. Based in Puerto Rico, EVERTEC provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 1.8 billion transactions annually over the electronic payment networks that it manages. EVERTEC is the largest merchant acquirer in the Caribbean and Central America and the seventh largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, EVERTEC provides a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with ‘mission critical’ technology solutions. For more information, visit http://www.evertecinc.com.

Investor Contact	Media Contact
Luis M. Cabrera	Wanda Betancourt, APR
Senior Vice President	Senior Vice President
Head of Investors Relations	Communications and Marketing
787-773-5302	(787) 773-5302
IR@evertecinc.com	newsmedia@evertecinc.com